Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE REPORTS FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS
CityCenter Opens to Rave Reviews
Convention Booking Pace Continues to Strengthen
Las Vegas, Nevada, February 18, 2010 — MGM MIRAGE (NYSE: MGM) today announced its financial results for the fourth quarter of 2009. The Company reported a fourth quarter diluted loss per share of $0.98, which includes the impact of a pre-tax non-cash impairment charge totaling $548 million, or $0.73 loss per diluted share net of tax, related to the Company’s undeveloped land holdings in Atlantic City. For the same quarter in 2008, the Company reported a diluted loss per share of $4.15, which included a non-cash goodwill and indefinite-lived intangible asset impairment charge of $1.2 billion, or $4.25 per diluted share net of tax, and a gain on repurchased debt of $87 million or $0.21 per diluted share net of tax.
The following table lists items which affect the comparability of the current and prior year quarterly results (EPS impact, net of tax, per diluted share; negative amounts represent charges to income):

Three months ended December 31,	2009	2008

Preopening and start-up expenses	$(0.04)	$(0.01)
Gains on repurchase of long-term debt	—	0.21
Property transactions net:
Atlantic City non-cash impairment charge	(0.73)	—
Goodwill and indefinite-lived intangible assets impairment	—	(4.25)
Other property transactions, net	—	0.01
The following key results for the quarter are presented on a “same store” basis excluding the results of Treasure Island casino resort (“TI”) in the prior year as the Company completed the sale of TI in March 2009:
•	Net revenue decreased 6% to $1.5 billion, compared to a 9% year-over-year decrease in the third quarter of 2009;

•	Casino revenue decreased 7%, partially offset by strong baccarat results during the quarter with baccarat volume up 44%;

•	Las Vegas Strip REVPAR[1] decreased 16% compared to the prior year quarter versus a 23% year-over-year decrease in the third quarter of 2009; and

•	Adjusted Property EBITDA[2] was $307 million, or down 8%.
Other key results include:
•	MGM Grand Macau earned operating income of $22 million and had depreciation expense of $24 million during the fourth quarter of 2009, compared to an operating loss of $2 million and depreciation expense of $19 million in the same quarter in 2008.

•	CityCenter opened in December 2009. Aria, the centerpiece casino resort, earned operating income of $7 million in 15 days of operations, with depreciation and amortization of $9 million.
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

“This has been a challenging but momentous year for MGM MIRAGE culminating with the opening of CityCenter in December,” said Jim Murren, MGM MIRAGE Chairman and Chief Executive Officer. “We generated significant cash flows and kept our buildings occupied at 90% even in a brutal economy because we are equipped with the highest quality resorts, the preeminent brands, and the finest employees in the industry. We have profoundly improved our cost structure and are actively building revenue to maximize operating leverage as the economy shifts into recovery mode. Our forward convention booking pace accelerated again in the fourth quarter with over 440,000 future room nights booked. We are keenly focused on strengthening our financial foundation and made historic progress last year.”
Detailed Discussion of Fourth Quarter Operating Results
(Results are presented on a same store basis excluding TI)
Casino revenue declined 7%, with table games revenue down 7% and slots revenue down 6%. The Company’s table games volume was up 2% in the quarter, including a 44% increase in baccarat volume. The overall table games hold percentage was near the mid-point of the Company’s normal 18% to 22% range in both the current and prior year.
Rooms revenue decreased 14% while Las Vegas Strip REVPAR decreased 16%. Anticipated weakness in convention traffic led to lower room rates; however, increased leisure and casino business allowed the Company to maintain occupancy in line with prior periods. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

Three months ended December 31,	2009	2008

Occupancy %	86%	85%
Average Daily Rate (ADR)	$111	$135
Revenue per Available Room (REVPAR)	$95	$114
Corporate expense increased to $44 million compared to $26 million in the 2008 fourth quarter. The current quarter includes increased financial advisory and legal costs and severance accruals.
Income from unconsolidated affiliates increased to $25 million from $7 million in the prior year fourth quarter, primarily as a result of continued year-over-year improvement in operating results at MGM Grand Macau. MGM Grand Macau earned operating income of $22 million during the fourth quarter compared to an operating loss of $2 million for the same quarter in the prior year. Included in income from unconsolidated affiliates is a $2 million loss related to the Company’s share of CityCenter’s consolidated operating results in the fourth quarter 2009 compared to a $9 million loss for the same quarter in 2008.
Operating loss for the fourth quarter was $487 million, which included the Atlantic City land impairment charge recorded during the quarter. Adjusted Property EBITDA was $307 million, down 8% excluding results for TI from the prior year fourth quarter, with a margin of 21% in the current year quarter compared to 22% in the prior year fourth quarter. Adjusted EBITDA was $256 million, down 15% from the 2008 fourth quarter excluding results for TI.
Non-operating expense increased to $233 million in the fourth quarter of 2009 primarily due to higher interest costs associated with the Company’s fixed rate senior note issuances in the fourth quarter of 2008 and during 2009 and higher interest rates on the Company’s senior credit facility. In addition, the prior year fourth quarter included a gain on repurchase of long-term debt of $87 million.
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

Full Year 2009 Results
(Results are presented on a same store basis excluding TI, except per share data)
For the full year 2009, net revenues decreased 13% to $5.9 billion. Las Vegas Strip REVPAR decreased 25% for the full year compared to 2008, with quarter-over-quarter percentage decreases in REVPAR improving sequentially throughout the year. Adjusted Property EBITDA was $1.3 billion for the full year of 2009.
EPS from continuing operations for the full year was a loss of $3.41 per diluted share compared to a loss of $3.06 per diluted share earned in 2008. The following table lists significant items which affect the comparability of the current year and prior year annual results (EPS impact shown, net of tax, per diluted share; negative amounts represent charges to income):

Year ended December 31,	2009	2008

Monte Carlo business interruption (recorded as a reduction of general and administrative expenses)	0.03	0.02
Preopening and start-up expenses	(0.09)	(0.05)
Property transactions net:
Goodwill and indefinite-lived intangible assets impairment	—	(4.20)
Atlantic City Renaissance Pointe land holdings impairment	(0.85)	—
Gain on Sale of TI	0.31	—
Investment in CityCenter non-cash impairment charge	(1.63)	—
Monte Carlo fire property damage income	0.01	0.02
Other property transactions	(0.03)	(0.09)
Income (loss) from unconsolidated affiliates:
CityCenter joint venture residential non-cash impairment charge	(0.35)	—
Borgata joint venture insurance proceeds	0.02	—
North Las Vegas Strip joint venture impairment charge	(0.02)	—
Other, net:
Convertible note impairment charge	(0.30)	—
(Loss) gain on repurchase of long-term debt	(0.11)	0.20
CityCenter
The Company and its joint venture partner, Infinity World, opened CityCenter in December 2009. CityCenter has forever changed the Las Vegas Strip and has been awarded six LEED® Gold certifications by the U.S. Green Building Council and is one of the world’s largest green developments. Aria, the centerpiece casino resort, opened as scheduled on December 16. Vdara, a 1,495-unit luxury condominium-hotel tower, Mandarin Oriental, a 400-room boutique hotel, and Crystals retail district opened in early December. Aria earned operating income of $7 million in 15 days of operations, with depreciation and amortization of $9 million.
“MGM MIRAGE Design Group delivered CityCenter on time for its scheduled opening in December 2009. I am proud of the thousands of men and women that made CityCenter a reality for all to enjoy,” said Bobby Baldwin, MGM MIRAGE Chief Construction and Design Officer and President of CityCenter.
Based on recent estimates of the final construction costs for CityCenter, the Company has accrued $150 million under its completion guarantee with the joint venture. This is the low end of management’s estimated range for the Company’s net obligation under the completion guarantee. The Company estimates the high end of such range is approximately $300 million and can provide no assurance that the final requirement will not increase such net obligation above this amount.
“The Company has instituted a comprehensive close-out plan for all of CityCenter; we fully expect a timely and successful close-out of this project and will remain focused on minimizing amounts due under the completion guarantee,” said Bobby Baldwin.
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

Financial Position
In late December 2009, the Company borrowed the remaining availability under its senior credit facility of $1.6 billion in order to increase its capacity for issuing additional senior secured notes under its existing senior secured notes indentures, which resulted in a higher than normal cash balance at year end of $2.1 billion. The Company repaid such amounts immediately after year-end. The Company’s outstanding debt balance (net of the $1.6 billion of excess cash) was $12.5 billion at December 31, 2009, down from $13.5 billion at December 31, 2008.
As previously announced, the Company is seeking amendments to its aggregate $5.55 billion of senior credit facilities which would, among other things, extend the maturity of a substantial portion of those credit facilities from October 3, 2011 to February 21, 2014. The Company has asked its lenders to provide their final approvals of the transaction by February 24, 2010.
“Extending our credit facility will provide us with significant flexibility to continue to work on de-leveraging our balance sheet,” said Dan D’Arrigo, MGM MIRAGE Executive Vice President and Chief Financial Officer. “We appreciate the strong initial support from our group of lenders who have consistently been our partners. We believe this amendment to our credit facility will provide a platform for long-term capital stability and reinforces our dedication to improving our finances.”
MGM MIRAGE will hold a conference call to discuss its fourth quarter results at 11:00 a.m. Eastern Standard Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-758-3659 (international). Until Thursday, February 25, 2010, a complete replay of the conference call can be accessed by dialing 1-800-642-1687 or 1-706-645-9291, access code 55603540. A complete replay of the call will also be made available at www.mgmmirage.com.
1 REVPAR is hotel Revenue per Available Room.
2 “Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.
Management believes that while items excluded from Adjusted EBITDA and Adjusted Property EBITDA may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, pre-opening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and dependent on where the current period lies within the development cycle as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period.
In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

Adjusted EBITDA or Adjusted Property EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or net income as an indicator of the Company’s performance; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. Reconciliations of Adjusted EBITDA to net income (loss) and of operating income to Adjusted Property EBITDA are included in the financial schedules accompanying this release.
* * *
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected companies with significant holdings in gaming, hospitality and entertainment, owns and operates 15 properties located in Nevada, Mississippi and Michigan, and has 50% investments in five other properties in Nevada, New Jersey, Illinois and Macau. One of those investments — CityCenter — is also managed by MGM MIRAGE. CityCenter, an unprecedented urban metropolis on the Las Vegas Strip with Gold and Silver LEED® certifications, is a joint venture between MGM MIRAGE and Infinity World Development Corp, a subsidiary of Dubai World. CityCenter features ARIA Resort & Casino, Vdara Hotel & Spa, Mandarin Oriental, Las Vegas; Veer Towers, and Crystals retail and entertainment district. MGM MIRAGE Hospitality has entered into management agreements for casino and non-casino resorts throughout the world. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the Company’s Web site at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.

Contacts:
Investment Community	News Media
DANIEL J. D’ARRIGO	ALAN M. FELDMAN
Executive Vice President,	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Revenues:
Casino	$627,957	$703,702	$2,618,060	$2,975,680
Rooms	324,631	406,771	1,370,135	1,907,093
Food and beverage	321,785	353,322	1,362,325	1,582,367
Entertainment	123,801	137,769	493,799	546,310
Retail	50,475	58,993	207,260	261,053
Other	173,455	133,028	592,703	611,692

	1,622,104	1,793,585	6,644,282	7,884,195
Less: Promotional allowances	(169,688)	(169,073)	(665,693)	(675,428)

	1,452,416	1,624,512	5,978,589	7,208,767

Expenses:
Casino	366,876	417,966	1,459,944	1,618,914
Rooms	101,922	120,713	427,169	533,559
Food and beverage	184,881	210,515	775,018	930,716
Entertainment	90,240	96,205	358,026	384,822
Retail	35,091	40,789	134,851	168,859
Other	123,736	89,983	384,298	397,504
General and administrative	274,570	307,599	1,100,193	1,278,944
Corporate expense	44,469	25,742	143,764	109,279
Preopening and start-up expenses	25,474	5,433	53,013	23,059
Property transactions, net	549,358	1,175,765	1,328,689	1,210,749
Depreciation and amortization	167,396	186,577	689,273	778,236

	1,964,013	2,677,287	6,854,238	7,434,641

Income (loss) from unconsolidated affiliates	24,942	6,543	(88,227)	96,271

Operating loss	(486,655)	(1,046,232)	(963,876)	(129,603)

Non-operating income (expense):
Interest income	769	3,464	12,304	16,520
Interest expense, net	(220,609)	(169,442)	(775,431)	(609,286)
Non-operating items from unconsolidated affiliates	(9,069)	(7,828)	(47,127)	(34,559)
Other, net	(3,770)	87,149	(238,463)	87,940

	(232,679)	(86,657)	(1,048,717)	(539,385)

Loss before income taxes	(719,334)	(1,132,889)	(2,012,593)	(668,988)
Benefit (provision) for income taxes	285,416	(15,122)	720,911	(186,298)

Net loss	$(433,918)	$(1,148,011)	$(1,291,682)	$(855,286)

Per share of common stock:
Basic:
Net loss per share	$(0.98)	$(4.15)	$(3.41)	$(3.06)

Weighted average shares outstanding	441,238	276,505	378,513	279,815

Diluted:
Net loss per share	$(0.98)	$(4.15)	$(3.41)	$(3.06)

Weighted average shares outstanding	441,238	276,505	378,513	279,815

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Bellagio	$269,712	$291,665	$1,064,729	$1,266,252
MGM Grand Las Vegas	239,153	256,925	976,261	1,114,824
Mandalay Bay	171,418	192,387	725,129	900,306
The Mirage	140,780	149,508	624,132	720,682
Luxor	81,684	100,435	344,722	405,277
Treasure Island (1)	—	87,747	66,329	376,000
New York-New York	58,446	66,449	250,055	300,861
Excalibur	61,132	66,606	265,076	319,609
Monte Carlo	53,154	56,965	206,377	235,933
Circus Circus Las Vegas	44,617	50,920	200,385	249,339
MGM Grand Detroit	124,751	132,196	514,116	562,263
Beau Rivage	78,003	85,567	329,613	375,588
Gold Strike Tunica	35,051	36,570	153,108	155,529
Management operations	66,301	19,510	135,498	78,237
Other operations	28,214	31,062	123,059	148,067

	$1,452,416	$1,624,512	$5,978,589	$7,208,767

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — ADJUSTED PROPERTY EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Bellagio	$68,336	$77,183	$274,672	$392,300
MGM Grand Las Vegas	46,329	46,208	214,369	270,792
Mandalay Bay	31,805	44,053	159,864	248,495
The Mirage	24,507	19,549	141,118	168,351
Luxor	16,370	28,635	76,167	132,173
Treasure Island (1)	—	20,693	12,729	103,011
New York-New York	16,968	20,260	78,555	111,459
Excalibur	14,990	19,676	72,130	110,149
Monte Carlo	4,422	9,443	36,594	64,624
Circus Circus Las Vegas	2,261	7,527	27,122	56,151
MGM Grand Detroit	31,112	30,580	138,010	137,508
Beau Rivage	12,517	14,651	65,422	71,023
Gold Strike Tunica	8,086	5,505	45,051	31,400
Management operations	5,064	3,079	18,322	16,894
Other operations	(1,653)	(418)	1,759	3,595
Unconsolidated resorts	25,511	6,843	(87,072)	96,655

	$306,625	$353,467	$1,274,812	$2,014,580

(1)	Treasure Island was sold in March 2009.

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)
Three Months Ended December 31, 2009

		Preopening	Property	Depreciation
	Operating	and start-up	transactions,	and	Adjusted
	income (loss)	expenses	net	amortization	EBITDA
Bellagio	$41,154	$—	$(34)	$27,216	$68,336
MGM Grand Las Vegas	24,356	—	(51)	22,024	46,329
Mandalay Bay	8,887	51	(3)	22,870	31,805
The Mirage	8,598	—	—	15,909	24,507
Luxor	7,227	—	(78)	9,221	16,370
Treasure Island (1)	—	—	—	—	—
New York-New York	9,896	—	—	7,072	16,968
Excalibur	8,430	—	(4)	6,564	14,990
Monte Carlo	(2,082)	—	(3)	6,507	4,422
Circus Circus Las Vegas	(3,398)	—	26	5,633	2,261
MGM Grand Detroit	19,525	—	1,430	10,157	31,112
Beau Rivage	95	—	—	12,422	12,517
Gold Strike Tunica	4,374	—	(209)	3,921	8,086
Management operations	2,586	—	—	2,478	5,064
Other operations	(3,041)	—	(63)	1,451	(1,653)
Unconsolidated resorts	88	25,423	—	—	25,511

	126,695	25,474	1,011	153,445	306,625
Stock compensation	(9,495)	—	—	—	(9,495)
Corporate	(603,855)	—	548,347	13,951	(41,557)

	$(486,655)	$25,474	$549,358	$167,396	$255,573

Three Months Ended December 31, 2008

		Preopening	Property	Depreciation
	Operating	and start-up	transactions,	and	Adjusted
	income (loss)	expenses	net	amortization	EBITDA
Bellagio	$47,380	$—	$(81)	$29,884	$77,183
MGM Grand Las Vegas	19,181	—	2,792	24,235	46,208
Mandalay Bay	18,694	11	167	25,181	44,053
The Mirage	(1,115)	—	4,272	16,392	19,549
Luxor	18,012	339	249	10,035	28,635
Treasure Island (1)	12,984	—	341	7,368	20,693
New York-New York	10,353	74	2,224	7,609	20,260
Excalibur	12,149	—	960	6,567	19,676
Monte Carlo	2,104	—	1,469	5,870	9,443
Circus Circus Las Vegas	1,717	—	(40)	5,850	7,527
MGM Grand Detroit	13,796	—	6,020	10,764	30,580
Beau Rivage	2,548	—	—	12,103	14,651
Gold Strike Tunica	(99)	—	2,329	3,275	5,505
Management operations	(594)	—	—	3,673	3,079
Other operations	(2,549)	—	511	1,620	(418)
Unconsolidated resorts	1,838	5,005	—	—	6,843

	156,399	5,429	21,213	170,426	353,467
Stock compensation	(6,612)	—	—	—	(6,612)
Corporate	(1,196,019)	4	1,154,552	16,151	(25,312)

	$(1,046,232)	$5,433	$1,175,765	$186,577	$321,543

(1)	Treasure Island was sold in March 2009.

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)
Twelve Months Ended December 31, 2009

		Preopening and	Property	Depreciation
	Operating	start-up	transactions,	and	Adjusted
	income (loss)	expenses	net	amortization	EBITDA
Bellagio	$157,079	$—	$2,326	$115,267	$274,672
MGM Grand Las Vegas	123,378	—	30	90,961	214,369
Mandalay Bay	65,841	948	(73)	93,148	159,864
The Mirage	74,756	—	313	66,049	141,118
Luxor	37,527	(759)	181	39,218	76,167
Treasure Island (1)	12,730	—	(1)	—	12,729
New York-New York	45,445	—	1,631	31,479	78,555
Excalibur	47,973	—	(16)	24,173	72,130
Monte Carlo	16,439	—	(4,740)	24,895	36,594
Circus Circus Las Vegas	4,015	—	(9)	23,116	27,122
MGM Grand Detroit	90,183	—	7,336	40,491	138,010
Beau Rivage	16,234	—	157	49,031	65,422
Gold Strike Tunica	29,010	—	(209)	16,250	45,051
Management operations	7,285	—	2,473	8,564	18,322
Other operations	(4,172)	—	(57)	5,988	1,759
Unconsolidated resorts	(139,896)	52,824	—	—	(87,072)

	583,827	53,013	9,342	628,630	1,274,812
Stock compensation	(36,571)	—	—	—	(36,571)
Corporate	(1,511,132)	—	1,319,347	60,643	(131,142)

	$(963,876)	$53,013	$1,328,689	$689,273	$1,107,099

Twelve Months Ended December 31, 2008

		Preopening and	Property	Depreciation
	Operating	start-up	transactions,	and	Adjusted
	income (loss)	expenses	net	amortization	EBITDA
Bellagio	$257,415	$—	$1,130	$133,755	$392,300
MGM Grand Las Vegas	170,049	443	2,639	97,661	270,792
Mandalay Bay	145,005	11	1,554	101,925	248,495
The Mirage	99,061	242	6,080	62,968	168,351
Luxor	84,948	1,116	2,999	43,110	132,173
Treasure Island (1)	63,454	—	1,828	37,729	103,011
New York-New York	74,276	726	3,627	32,830	111,459
Excalibur	83,953	—	961	25,235	110,149
Monte Carlo	46,788	—	(7,544)	25,380	64,624
Circus Circus Las Vegas	33,745	—	5	22,401	56,151
MGM Grand Detroit	77,671	135	6,028	53,674	137,508
Beau Rivage	22,797	—	76	48,150	71,023
Gold Strike Tunica	15,093	—	2,326	13,981	31,400
Management operations	6,609	—	—	10,285	16,894
Other operations	(5,367)	—	2,718	6,244	3,595
Unconsolidated resorts	76,374	20,281	—	—	96,655

	1,251,871	22,954	24,427	715,328	2,014,580
Stock compensation	(36,277)	—	—	—	(36,277)
Corporate	(1,345,197)	105	1,186,322	62,908	(95,862)

	$(129,603)	$23,059	$1,210,749	$778,236	$1,882,441

(1) Treasure Island was sold in March 2009.

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Adjusted EBITDA	$255,573	$321,543	$1,107,099	$1,882,441
Preopening and start-up expenses	(25,474)	(5,433)	(53,013)	(23,059)
Property transactions, net	(549,358)	(1,175,765)	(1,328,689)	(1,210,749)
Depreciation and amortization	(167,396)	(186,577)	(689,273)	(778,236)

Operating loss	(486,655)	(1,046,232)	(963,876)	(129,603)

Non-operating income (expense):
Interest expense, net	(220,609)	(169,442)	(775,431)	(609,286)
Other	(12,070)	82,785	(273,286)	69,901

	(232,679)	(86,657)	(1,048,717)	(539,385)

Loss before income taxes	(719,334)	(1,132,889)	(2,012,593)	(668,988)
Benefit (provision) for income taxes	285,416	(15,122)	720,911	(186,298)

Net loss	$(433,918)	$(1,148,011)	$(1,291,682)	$(855,286)

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — HOTEL STATISTICS — LAS VEGAS STRIP
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Bellagio
Occupancy %	91.9%	93.0%	94.2%	95.0%
Average daily rate (ADR)	$206	$243	$204	$261
Revenue per available room (REVPAR)	$189	$226	$192	$248

MGM Grand Las Vegas
Occupancy %	89.8%	89.4%	94.2%	95.5%
ADR	$112	$131	$113	$147
REVPAR	$101	$117	$106	$141

Mandalay Bay
Occupancy %	85.5%	79.2%	89.1%	90.2%
ADR	$153	$199	$159	$214
REVPAR	$131	$158	$142	$193

The Mirage
Occupancy %	89.5%	91.9%	93.6%	95.8%
ADR	$125	$145	$126	$163
REVPAR	$112	$133	$118	$156

Luxor
Occupancy %	84.3%	85.4%	89.8%	94.6%
ADR	$80	$103	$80	$116
REVPAR	$67	$88	$72	$110

New York-New York
Occupancy %	90.8%	91.6%	93.2%	95.9%
ADR	$98	$114	$97	$128
REVPAR	$89	$104	$90	$123

Excalibur
Occupancy %	81.2%	76.9%	87.4%	87.9%
ADR	$61	$80	$61	$90
REVPAR	$50	$61	$54	$79

Monte Carlo
Occupancy %	83.5%	89.1%	90.0%	93.9%
ADR	$87	$96	$85	$109
REVPAR	$73	$85	$76	$103

Circus Circus Las Vegas
Occupancy %	76.3%	71.6%	83.2%	84.0%
ADR	$44	$59	$44	$64
REVPAR	$34	$42	$37	$53

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$2,056,207	$295,644
Accounts receivable, net	368,474	303,416
Inventories	101,809	111,505
Income tax receivable	384,555	64,685
Deferred income taxes	38,487	63,153
Prepaid expenses and other	103,969	155,652
Assets held for sale	—	538,975

Total current assets	3,053,501	1,533,030

Property and equipment, net	15,069,952	16,289,154

Other assets:
Investments in and advances to unconsolidated affiliates	3,611,799	4,642,865
Goodwill	86,353	86,353
Other intangible assets, net	344,253	347,209
Deposits and other assets, net	352,352	376,105

Total other assets	4,394,757	5,452,532

	$22,518,210	$23,274,716

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$155,796	$142,693
Construction payable	17,923	45,103
Current portion of long-term debt	1,079,824	1,047,614
Accrued interest on long-term debt	206,357	187,597
Other accrued liabilities	923,701	1,549,296
Liabilities related to assets held for sale	—	30,273

Total current liabilities	2,383,601	3,002,576

Deferred income taxes	3,031,303	3,441,198
Long-term debt	12,976,037	12,416,552
Other long-term obligations	256,837	440,029
Stockholders’ equity:
Common stock, $.01 par value: authorized 600,000,000 shares, issued 441,222,251 and 369,283,995 shares and outstanding 441,222,251 and 276,506,968 shares	4,412	3,693
Capital in excess of par value	3,497,425	4,018,410
Treasury stock, at cost: 0 and 92,777,027 shares	—	(3,355,963)
Retained earnings	370,532	3,365,122
Accumulated other comprehensive loss	(1,937)	(56,901)

Total stockholders’ equity	3,870,432	3,974,361

	$22,518,210	$23,274,716